Exhibit 99.7

ALE GROUP HOLDING LIMITED

Unit 1005, 10/F

Tower A, New Mandarin Plaza

14 Science Museum Road

Tsim Sha Tsui

Hong Kong

Date: July 18, 2023

Dear Sirs,

Re: Legal Opinion on Certain Hong Kong Legal Matters

A. INTRODUCTION

1.	We, Han Kun Law Offices LLP, are qualified lawyers of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof.

2.	We were engaged as Hong Kong counsel to ALE GROUP HOLDING LIMITED (the “Company”), a company incorporated under the laws of the British Virgin Islands, and its subsidiary established in Hong Kong (collectively with the Company, the “Group”) on matters of the laws of Hong Kong in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, and filed by the Company with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933 (as amended) (the “Document”), relating to the proposed initial public offering of up to 1,437,500 ordinary shares of the Company with a par value US$0.00052083 each on The NASDAQ Stock Market LLC (the “Transaction”).

3.	This letter is limited to the laws of Hong Kong in force as at the date hereof as currently applied by the Hong Kong courts and given on the basis that they will be governed by and construed in accordance with the Hong Kong law. We express no opinion as to the laws of any other jurisdictions or as to factual matters. We have assumed that there is nothing in the laws of any other jurisdiction which affects the opinions in this opinion letter, and we have made no investigation of, and express no opinion in relation to, the laws of any other jurisdiction for the purposes of this letter. In this letter, a reference to “laws” or “law” is a reference to the common law, principles of equity and laws and regulations constituted or evidenced by documents available to the public generally.

4.	In giving the opinions below, we have examined only the Document and no other document, and we have relied upon the assumptions set out in paragraph 6 or elsewhere herein, which we have not independently verified, and the opinions are subject to the qualifications and reservations set out in paragraph 7 or elsewhere herein.

B. OPINIONS

5.	Based solely on the Document and the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date this letter as we consider relevant, we are of the view that:

(a)	the statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Regulations – Regulations Related to our Business Operation in Hong Kong”, “Business – Corporate History and Holding Company Structure”, “Enforceability of Civil Liabilities”, and “Taxation – Hong Kong Profits Taxation” in each case insofar as such statements purport to describe or summarize the Hong Kong legal or regulatory matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein as at the date hereof.

C. ASSUMPTIONS

6.	The opinions set out in this letter are based upon the following assumptions:

(a)	all statements of fact contained in the Document are true, accurate and complete and not misleading in any respect; and

(b)	no laws other than Hong Kong laws would affect the opinions stated herein but that, insofar as the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been complied with.

D. QUALIFICATIONS

7.	The opinions set out in this letter is subject to the following qualifications:

(a)	the description of Hong Kong laws as referred to in paragraph 5 in this letter only set out the relevant Hong Kong laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter. For matters not explicitly provided under the laws of Hong Kong, the interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinions stated above;

(b)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. Our opinions are given on the basis that we have no obligation to notify any addressee of this opinion of any change in Hong Kong laws or its application after the date of this opinion and to advise any addressee of this opinion of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein;

(c)	we express no view as to whether any or all of the members of the Group have been or will be in compliance with any or all of the laws of Hong Kong;

(d)	we express no view on the due incorporation and current legal status of the subsidiary of the Company incorporated in Hong Kong;

(e)	we expressly disclaim any of our liabilities in any part of the Document other than the description of Hong Kong laws as referred to in paragraph 5 in this letter;

(f)	the opinions in this opinion letter are given based solely on the description of the business and activities of the Group set out in the Document and we express no opinion on the accuracy and completeness thereon. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion;

(g)	we express no opinion as to the past, present or future financial performance or good standing or the business prospect of the Group;

(h)	we express no opinion as to taxation (other than the opinions stated in paragraph 5(a) of the letter) or accounting matters;

(i)	this opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein;

(j)	this opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently; and

(k)	on 1 July 1997 Hong Kong became the Hong Kong Special Administrative Region of the PRC. On 4 April 1990 the National People's Congress of the PRC (the “NPC”) adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30 June 1997, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained, except for any that contravene the Basic Law, and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force on 30 June 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law. On 23 February 1997 the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that the "laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR". Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision "which are in contravention of the Basic Law" are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is The Application of English Law Ordinance (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving the opinions set out in this letter that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively from 1 July 1997 and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. The judgment of the Court of Appeal of the High Court of Hong Kong in HKSAR v Ma Wai Kwan David and Others supports this assumption. We have assumed that no laws in effect in Hong Kong prior to 1 July 1997 relevant to the opinions expressed in this letter will be treated as contravening the Basic Law, and that no such laws will require any modification, adaptations, limitations and exceptions in any material manner in order to bring them into conformity with the status of Hong Kong as a Special Administrative Region of the PRC. We are not able to predict, and accordingly are unable to express an opinion on, whether laws in effect in Hong Kong prior to 1 July 1997 may in future be found to contravene the Basic Law.

E. OTHERS

8.	For the purposes of the opinions set out in this letter, we do not express or imply any opinion herein as to the laws of any jurisdiction other than those of Hong Kong. This opinion is delivered solely for the purpose of and in relation to the Transaction and the Document publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and may not be used and may not be relied upon for any other purpose without our prior written consent.

9.	We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the registration statement of the Company, and to the reference to our name in such registration statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder. Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. Our lability under this letter shall not exceed the amount of legal fees received by us from the Company in relation to the Transaction.

10.	This opinion is given in respect of the laws of Hong Kong which are in force at, and is based upon facts and circumstances in existence at 8:00 am Hong Kong time on the date of this opinion. We assume no obligation to update this opinion for any changes in the laws of Hong Kong or other events or circumstances that occur after 8:00 am Hong Kong time on the date of this opinion.

Yours faithfully,

/s/ Han Kun Law Offices LLP

Han Kun Law Offices LLP